Exhibit (b)(ii)

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

BLAIR CORPORATION

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

and

PNC CAPITAL MARKETS, INC., As

Lead Arranger and Book Runner

Dated as of December 20, 2001,

as amended and restated through July 15, 2005

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 1.1(R)	-	REAL PROPERTY COLLATERAL
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	CAPITALIZATION OF BORROWER
SCHEDULE 6.1.3	-	SUBSIDIARIES OF BORROWER
SCHEDULE 6.1.7	-	LITIGATION
SCHEDULE 6.1.8	-	OWNED AND LEASED REAL PROPERTY
SCHEDULE 6.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 6.1.17	-	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 6.1.19	-	INSURANCE POLICIES
SCHEDULE 6.1.21	-	MATERIAL CONTRACTS
SCHEDULE 6.1.23	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.25	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8A	-	COVENANTS RELATED TO JLB SERVICE BANK
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS, LETTERS OF CREDIT AND CAPITALIZED LEASES

EXHIBITS

EXHIBIT 1.1(A)(1)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(A)(2)	-	ASSIGNMENT OF LEASES AND RENTS
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)	-	INDEMNITY AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(M)	-	MORTGAGE
EXHIBIT 1.1(P)(1)	-	THE PATENT, TRADEMARK AND COPYRIGHT ASSIGNMENT
EXHIBIT 1.1(P)(2)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)(1)	-	SECURITY AGREEMENT
EXHIBIT 1.1(S)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(T)	-	TERM NOTE
EXHIBIT 2.4.1	-	REVOLVING CREDIT/TERM LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 7.1.9	-	OPINION OF COUNSEL
EXHIBIT 8.1.17	-	LANDLORD’S WAIVER
EXHIBIT 8.3.4	-	COMPLIANCE CERTIFICATE

- ii -

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 20, 2001, as amended and restated through July 15, 2005 and is made by and among BLAIR CORPORATION, a Delaware corporation (the “Borrower”), each of the Guarantors (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrower, certain of the Lenders and the Agent are parties to the Credit Agreement, dated as of December 20, 2001 (as amended prior to the date hereof, the “Prior Credit Agreement”);

WHEREAS, pursuant to the Prior Credit Agreement, the Lenders have over time made loans and have issued letters of credit for the account of, the Borrower which are secured pursuant to the security documents referred to therein;

WHEREAS, this Amended and Restated Credit Agreement is intended to confirm and evidence (i) the amendment and restatement and continuation (but not payment) of the existing obligations of the Loan Parties under the Loan Documents and (ii) the continuation as security for the indebtedness and obligations under this Amended and Restated Agreement and the other Loan Documents of certain of the liens and security interests granted under and in connection with the Prior Credit Agreement and the other Loan Documents;

WHEREAS, as part of this amendment and restatement the Borrower has requested that the parties modify the Prior Credit Agreement to provide for (i) a revolving credit facility to the Borrower in an aggregate principal amount of $75,000,000, and (ii) a $25,000,000 term loan facility; and

WHEREAS, the proceeds of the amended and restated credit facilities shall be used to (i) consummate the Tender Offer (as defined below), (ii) pay fees and expenses and (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns.

Agent’s Fee shall have the meaning assigned to that term in Section 10.15.

Agent’s Letter shall have the meaning assigned to that term in Section 10.15.

Aggregate Ratable Share shall mean the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Ancillary Mortgage Documents shall mean all documents, instruments, environmental reports, environmental indemnity agreements, agreements, endorsements, policies and certificates requested by the Agent and customarily delivered by any property owner in connection with a mortgage financing. Without limiting the generality of the foregoing, examples of Ancillary Mortgage Documents would include insurance policies or certificates regarding any collateral, title insurance policies, appraisals, lien searches, estoppel letters, flood insurance certifications, environmental audits which meet the Agent’s minimum requirements for phase I environmental assessments or phase II environmental assessments, as applicable, opinions or counsel and the like.

Annual Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Margin shall mean the percentage spread to be added to the Euro-Rate under the Euro-Rate Option (the “Euro-Rate Margin”) and to be added to the Base Rate under the Base Rate Option (the “Base Rate Margin”) as follows:

(i) prior to the earlier of the Conversion Date or the Loan Reduction Date:

(A) the Euro-Rate Margin shall be 250 basis points for all Loans and

(B) the Base Rate Margin shall be 100 basis points for all Loans;

(ii) after the Loan Reduction Date:

(A) the Euro-Rate Margin shall be the amounts listed based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread”. The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

(B) the Base Rate Margin shall be 0 for all Loans;

(iii) after the Conversion Date (in the event that the Loan Reduction Date does not occur before the Conversion Date):

(A) the Euro-Rate Margin shall be:

(y) 300 basis points for Revolving Credit Loans and

(Z) 900 basis points for the Term Loans; and

(B) the Base Rate Margin shall be:

(y) 150 basis points for Revolving Credit Loans and

(Z) 750 basis points for the Term Loans.

Applicable Revolving Credit Commitment Fee Rate shall mean the percentage rate per annum to be used for computation of the Revolving Credit Commitment Fee as follows:

(i) prior to the earlier of the Conversion Date or the Loan Reduction Date, the Revolving Credit Commitment Fee shall be 50 basis points;

(ii) after the Loan Reduction Date, the Revolving Credit Commitment Fee shall be based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Commitment Fee.” The Applicable Revolving Credit Commitment Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

(iii) after the Conversion Date (in the event that the Loan Reduction Date does not occur before the Conversion Date) the Revolving Credit Commitment Fee shall be 50 basis points.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among an assignee Lender, an assignor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Open Rate plus 1/2% per annum.

Base Rate Option shall mean either the either the Revolving Credit Base Rate Option or the Term Loan Base Rate Option.

Base Net Worth shall mean, as of any date of determination, the sum of $240,000,000 (representing approximately 85% of the Consolidated Net Worth of the Borrower and its Subsidiaries as of March 31, 2005), (i) plus 50% of consolidated net income (excluding from such net income the net gain after taxes on the World Financial Sale) of the Borrower and its Subsidiaries for each fiscal quarter in which net income was earned (as opposed to a net loss) ending after March 31, 2005, less (ii) the amount paid by the Borrower for repurchase of its shares under the Tender Offer, not to exceed $190,000,000, plus (iii) the amount of the net gain after taxes on the World Financial Sale.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blair Factoring Company shall mean Blair Factoring Company, a Delaware corporation, which purchases the accounts of the Borrower and sells such accounts to Market Street Funding Corporation under the Trade Receivables Securitization.

Blocked Person shall have the meaning assigned to such term in Section 6.1.28.2.

Borrower shall mean Blair Corporation, a corporation organized and existing under the laws of the State of Delaware.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, (ii) any Swing Loans which have the same Swing Loan Interest Period shall constitute one Borrowing Tranche, and (iii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Revolving Credit Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Capital and Liquidity Agreement shall mean the Capital and Liquidity Agreement to be made among Blair, JLB Service Bank and the FDIC.

Capital and Liquidity Agreement Payment shall mean any amounts paid by the Borrower to JLB Service Bank pursuant to the Capital and Liquidity Agreement, including any capital contributions made by the Borrower pursuant to section 2 thereof, and cash, financial support or other payments, but excluding any of the following payments:

(1) any JLB Deposits made by the Borrower in JLB Service Bank referenced in clause (vii) of Section 8.2.1;

(2) the initial capital contribution by the Borrower in JLB Service Bank (which is in the amount of $2,000,000) referenced in clause (vi) of Section 8.2.4;

(3) the deposit in the amount of $500,000 referenced in clause (3)(b) of Schedule 8A relating to Section 8.2.4(vi); and

(4) the JLB Letter of Credit referenced in clause (vi) of Section 8.2.4, or any draws under such JLB Letter of Credit.

Closing Date shall mean the Business Day on which the first Loan shall be made or Letter of Credit shall be outstanding, which shall be July 15, 2005.

Collateral shall mean the UCC Collateral, the Pledged Collateral, the Intellectual Property Collateral and the Real Property Collateral.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment, Term Loan Commitment and, in the case of the Agent, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and the Swing Loan Commitment of all of the Lenders and the Agent.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.4.

Consolidated Net Worth shall mean as of any date of determination total stockholders’ equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Conversion Date shall mean the earlier of the following dates: (1) the date on which the World Financial Sales Agreement is terminated (in the event that such World Financial Sales Agreement is terminated prior to the closing of the World Financial Sale provided for therein), and (2) March 31, 2006. The Conversion Date shall not occur if the Loan Reduction Date occurs prior to March 31, 2006.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3.2.

EBITDA for any period of determination shall mean (i) the sum of net income, depreciation, amortization, interest expense and income tax expense, plus (ii) non-recurring non-cash charges to net income, minus (iii) non-recurring, non-cash credits to net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided that for any determination of EBITDA on or after the World Financial Sale, (1) EBITDA shall be adjusted to exclude from its calculation one time fees, expenses and charges to net income resulting from the World Financial Sale and the Tender Offer, and (2) EBITDA shall be adjusted to exclude from its calculation any one time gain or loss from the World Financial Sale and the Tender Offer.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on the Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	Average of London interbank offered rates quoted by BBA or appropriate successor as shown on Moneyline Telerate Service display page 3750
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean either the Revolving Credit Euro-Rate Option or the Term Loan Euro-Rate Option.

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Excess Cash Flow shall be computed as of the close of each fiscal year by taking the difference between (i) EBITDA less capital expenditures for such fiscal year and (ii) Fixed Charges for such fiscal year. All determinations of Excess Cash Flow shall be based on the immediately preceding fiscal year and shall be made following the delivery by the Borrower to the Agent of the Borrower’s audited financial statements for such preceding year.

Excluded Assets shall have the meaning assigned to such term in the definition of Security Agreement.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Excluded Subsidiaries shall mean the Foreign Subsidiaries, Blair Factoring Company, and JLB Service Bank.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, July 15, 2010.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate The rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Agent, as set forth on the applicable Telerate display page; provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii).

Fixed Charge Coverage Ratio shall mean as of the end of any quarter, for the four quarters then ended, the ratio of (i) Borrower’s EBITDA less capital expenditures to (ii) Fixed Charges.

Fixed Charges shall mean the sum of net cash interest expense (including borrowing, interest, capital or equivalent costs under the Trade Receivables Securitization) scheduled principal payments on Indebtedness, scheduled payments under capital leases, cash taxes, dividends and distributions to shareholders of the Borrower (excluding any payments to shareholders of the Borrower pursuant to the Tender Offer which shall not exceed $190,000,000);

provided that for any determination of Fixed Charges on or after the World Financial Sale, Fixed Charges shall be adjusted to exclude from its calculation one time fees, expenses and charges associated with the World Financial Sale and the Tender Offer.

Foreign Subsidiary shall mean a Subsidiary of the Borrower or another Loan Party which is organized under the Laws of a country or jurisdiction other than the United States of America or any state or commonwealth thereof.

Funding Termination Period shall have the meaning assigned to such term in Section 8.1.15 of Schedule 8A.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.9.8.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18. The Excluded Subsidiaries shall not be Guarantors hereunder.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money including any outstanding capital or other liabilities under the Trade

Receivables Securitization, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade and customer payables and accrued expenses incurred in the ordinary course of business not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) among the Lenders, the Agent and the Loan Parties relating to possible environmental liabilities associated with any of the Property.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intellectual Property Collateral shall mean all of the property described in the Patent, Trademark and Copyright Assignment.

Intercompany Subordination Agreement shall mean the Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

Interest Period shall mean either (A) in the case of Swing Loans, the Swing Loan Interest Period, or (B) in the case of Term Loans or Revolving Credit Loans, the period of time selected by the Borrower in connection with (and to apply to) the election permitted hereunder by the Borrower to have such Loans bear interest under the Euro-Rate Option as provided below. Subject to the last sentence of this definition, such period (referred to in clause (B) above) shall be (i) one Month if Borrower selects the Euro-Rate Option during the Syndications Period and (ii) upon the termination of the Syndications Period, one, two, three or six Months; such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. With respect to any election under clause (B) above, (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Interim Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investment shall mean with respect to any Person, (i) loans made, directly or indirectly, by any of the Loan Parties to such Person, (ii) capital or other equity contributions or investments made, directly or indirectly, by any of the Loan Parties to such Person, (iii) Guaranties made by any of the Loan Parties, directly or indirectly, to or for the benefit of such Person, (iv) letters of credit made by any of the Loan Parties, directly or indirectly, to or for the benefit of such Person or (v) any other consideration, benefit or investment made or give to or for the benefit of such Person by any of the Loan Parties.

JLB Deposits shall mean deposits in JLB Service Bank which shall be used by JLB Service Bank to acquire accounts receivables or to collateralize the origination of accounts receivable.

JLB Letter of Credit shall have the meaning assigned to such term in Section 8.2.4(vi)(3)(c) of Schedule 8A.

JLB Service Bank shall mean JLB Service Bank, a Delaware banking association which shall engage in issuing credit to customers of the Borrower permitted by a CEBA credit card bank under Federal law.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Mortgage, Pledge Agreement and Security Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall have the meaning assigned to that term in Section 2.9.1.

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4.

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2.

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Leverage Ratio shall mean as of any date of determination the ratio of Net Total Indebtedness of Borrower and its Subsidiaries on such date to the EBITDA for the four prior fiscal quarters ending on such date or immediately before such date if such date is not a quarter end.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Liquidity shall mean, with respect to the Loan Parties, the sum of Revolver Availability, cash and Permitted Investments.

LLC Interests shall have the meaning given to such term in Section 6.1.3.

Loan Documents shall mean this Agreement, the Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement, and as and when executed and delivered, the Indemnity and the Mortgages, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents (but excluding documentation relating to the Trade Receivables Securitization).

Loan Parties shall mean the Borrower and the Guarantors.

Loan Reduction Date shall mean the date on which all of the following have occurred:

(1)	closing of the World Financial Sale;

(2)	repayment in full of the Term Loan, and

(3)	repayment in full and termination of the Trade Receivables Securitization.

Loan Request shall mean either a Revolving Credit/Term Loan Request or Swing Loan Request, as applicable.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Term Loans or Swing Loans, or any Revolving Credit Loan, Term Loan or Swing Loan.

Mandatory Prepayment Date shall have the meaning assigned to that term in Section 5.6.2.

Mandatory Prepayment of Excess Cash Flow shall have the meaning assigned to that term in Section 5.6.2.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its material Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document, but does not include the World Financial Sale or the Tender Offer.

Minimum Agent Commitment On Term Loan Repayment Date shall have the meaning ascribed to such term in Schedule 1.1(B).

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Mortgages shall mean the Mortgages in substantially the form of Exhibit 1.1(M) with respect to the Real Property Collateral executed and delivered by the relevant Loan Party to the Agent for the benefit of the Lenders.

Mortgage Documents shall mean the Mortgages, deeds of trust, assignments of leases and rents, and all other documents, instruments, and agreements sufficient to provide the Agent for the benefit of the Lenders a first priority perfected Lien, subject only to Permitted Liens, on all Real Property Collateral of the Loan Parties.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Net Total Indebtedness shall mean the sum of Indebtedness less (i) cash and Permitted Investments in excess of $5,000,000, and (ii) outstanding capital or other liabilities under the Trade Receivables Securitization to the extent that such capital or liabilities are included in such Indebtedness, in each case of the Borrower and its Subsidiaries on a consolidated basis.

Notes shall mean the Revolving Credit Notes, Term Notes and Swing Note.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Agent’s Letter, the Notes, the Letters of Credit, or any other Loan Document. Obligations shall include the liabilities to any Lender under any Lender-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

Offered Rate Option shall mean the rate of interest quoted from time to time by PNC Bank to the Borrower and accepted by the Borrower with respect to a Swing Loan.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Revolving Credit Ratable Share pursuant to Section 2.9.3.4.

Partnership Interests shall have the meaning given to such term in Section 6.1.3.

Patent, Trademark and Copyright Assignment shall mean the Patent, Trademark and Copyright Collateral Assignment in substantially the form of Exhibit 1.1(P)(1) executed and delivered by each of the Loan Parties to the Agent for the benefit of the Lenders.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and.

(iv) funds invested exclusively in the investments described in clauses (i) through (iii) above.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders securing the Obligations including liabilities under any Lender-Provided Interest Rate Hedge;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Liens on assets excluded from the Collateral under the Security Agreement granted or to be granted by Borrower to Blair Factoring Company, or by Blair Factoring Company to the administrator for the conduit purchasers, pursuant to or in connection with the Trade Receivables Securitization; and

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.6; and

(xi) A pledge of cash to secure letters of credit permitted under Section 8.2.1(viii) in an amount not to exceed the amount of such letters of credit.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by the Loan Parties to the Agent for the benefit of the Lenders.

Pledged Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Pledge Agreement, which shall include the ownership interests in each of the Subsidiaries of the Borrower including the Borrower’s interest in Blair Factoring but excluding JLB Service Bank and the Foreign Subsidiaries.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prior Credit Agreement shall mean have the meaning assigned to such term in the recitals.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Real Property shall mean the real estate owned by any Loan Party and identified on Schedule 6.1.8.

Real Property Collateral shall mean the Real Property identified on Schedule 1.1(R) upon which Mortgages will be delivered to the Agent for the benefit of the Lenders.

Receivables Sale Date shall mean the date on which the Borrower and its Subsidiaries sell their receivables and related accounts and assets pursuant to the World Financial Sales Agreement and the related World Financial Sales Documents.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws, excepting immaterial quantities of commonly used cleaning and related products in offices or retail facilities.

Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Lenders shall mean:

(i) if the Revolving Credit Commitments have not expired or otherwise have been terminated, Lenders who hold at least 66-2/3% of the sum of (i) the Revolving Credit Commitments (excluding the Swing Loan Commitment) and (ii) the outstanding principal amount of the Term Loans, or

(ii) if the Revolving Credit Commitments have expired or otherwise have been terminated, Lenders who hold at least 66-2/3% of the sum of (i) the Revolving Facility Usage, plus (ii) the outstanding principal amount of the Term Loans. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Revolving Lenders shall mean

(i) if the Revolving Credit Commitments have not expired or otherwise have been terminated, Revolving Lenders who hold at least 66-2/3% of the Revolving Credit Commitments (excluding the Swing Loan Commitment), or

(ii) if the Revolving Credit Commitments have expired or otherwise have been terminated, Revolving Lenders who hold at least 66-2/3% of the Revolving Facility Usage.

Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Revolving Lender if such Revolving Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Revolving Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Term Lenders shall mean:

(i) if the Term Loans have not been funded, Term Lenders who hold at least 66-2/3% of the Term Loan Commitments, or

(ii) if the Term Loans have been funded, Term Lenders who hold at least 66-2/3% of the Term Loans.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

Required Interest Rate Hedge shall have the meaning assigned to such term in Section 8.1.14

Revolver Availability means as of any date, the difference between the Revolving Credit Commitments and the Revolving Facility Usage.

Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i)

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Commitment Fee shall mean the fee referred to in Section 2.3.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.9.3.

Revolving Credit/Term Loan Request shall have the meaning given to such term in Section 2.4.1.

Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Credit Ratable Share shall mean the proportion that a Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans and Swing Loans outstanding and the Letters of Credit Outstanding.

Revolving Lenders shall mean the Lenders providing the Revolving Credit Commitments hereunder including the Revolving Credit Loans, Swing Loans and Letters of Credit and participations in such Swing Loans and Letters of Credit.

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S)(1) executed and delivered by each of the Loan Parties to the Agent for the benefit of the Lenders. The collateral under the Security Agreement shall include inventory, equipment, and all other tangible personal property of the Loan Parties, including stock of each of the Loan Parties (except for the Borrower), and all other personal property, excluding accounts and certain related assets of the Borrower sold to Blair Factoring Company under or in connection with the Trade Receivables Securitization as more fully described in such Security Agreement (the “Excluded Assets”).

Settlement Date shall mean any Business Day on which the Agent elects to effect settlement of Swing Loans pursuant to Section 5.8.

Shares shall have the meaning assigned to that term in Section 6.1.2.

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $5,000,000. Swing Loans may be requested and made only after the Loan Reduction Date.

Swing Loan Due Date shall have the meaning assigned to that term in Section 2.5.2.

Swing Loan Interest Period shall mean the period of time selected by the Borrower in connection with any Swing Loan Request. Such period shall (i) be no less than one (1) and no more than seven (7) days, (ii) shall end on a Business Day, and (iii) shall end on or before the Revolving Credit Expiration Date. Notwithstanding the second sentence hereof, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Swing Loans that would end after the Expiration Date.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2 hereof.

Syndications Period shall mean the period between the Closing Date and the earlier of the following dates:

(a) the date on which the Revolving Credit Commitment of PNC Bank has been reduced to $0, and

(b) the earlier of the following dates:

(i) the Loan Reduction Date, and

(ii) June 30, 2006.

Tender Offer shall mean the offer by Borrower to purchase up to approximately 4,488,000 of its common shares at price per share of $42 for total consideration not to exceed $190,000,000.

Term Lenders shall mean the Lenders providing the Term Loans.

Term Loans shall mean collectively and Term Loan shall mean separately all Term Loans or any Term Loan made by the Lenders or any one of the Lenders to the Borrower pursuant to Section 3.1.

Term Loan Base Rate Option shall mean the option of the Borrower to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(i)).

Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.

Term Loan Euro-Rate Option shall mean the option of the Borrower to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(ii)).

Term Loan Prepayment Premium shall mean a fee payable to each Term Lender if the Borrower repays the Term Loan of such Term Lender after the Conversion Date (in the event that the Conversion Date shall occur) and prior to the second anniversary of the Closing Date; [provided that no Term Loan Prepayment Premium shall be payable as a result of any mandatory prepayment]. Such fee shall be payable on the date of such prepayment and be in an amount equal to:

(a) 2% times the amount of such Term Loan subject to such prepayment if such prepayment occurs prior to the first anniversary of the Closing Date, and

(b) 1% times the amount of such Term Loan subject to such prepayment if such prepayment occurs after the first anniversary, but prior to the second anniversary, of the Closing Date;

provided, that with respect to any amount payable as a Term Loan Prepayment Premium, such amounts shall be pro rated with respect to partial prepayments made pursuant to Section 5.4.1; provided, further, that, subject to Section 5.7 [Additional Compensation in Certain Circumstances], no other prepayment penalty or prepayment shall be payable with respect to the Term Loans outstanding.

Term Loan Ratable Share shall mean the proportion that a Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders.

Term Notes shall mean collectively and Term Note shall mean separately all of the Term Notes of the Borrower in the form of Exhibit 1.1(T) evidencing the Term Loans together with all amendments, extensions, renewals, replacements, refinancings or refunds thereof in whole or in part.

Trade Letter of Credit shall mean a letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Term Loan Repayment Date shall have the meaning assigned to such term in Section 5.6.

Trade Receivables Securitization shall mean the sale of the receivables of the Loan Parties and their Subsidiaries to Blair Factoring Company and subsequent sale to Market Street Funding Corporation and other conduit purchasers with a capital balance not to exceed $100,000,000 and any extensions, amendments or replacements on terms no less favorable than the terms of such securitization on the Closing Date and approved by the Agent as previously amended and as amended as of the date hereof as permitted hereby.

Transaction Consideration shall have the meaning assigned to such term in Section 8.2.6.

UCC Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Patent, Trademark and Copyright Assignment, the Pledge Agreement and the Security Agreement.

Uniform Commercial Code shall have the meaning assigned to that term in Section 6.1.16.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

World Financial shall mean World Financial Capital Bank, which is the purchaser under the World Financial Sales Agreement.

World Financial Program shall mean the “Program” described under the World Financial Program Agreement.

World Financial Program Agreement shall mean the Private Label Credit Program Agreement, dated as of April 26, 2005 (the “Program Agreement”), between the Borrower and the other parties thereto and World Financial.

World Financial Sale shall mean the sale by the Borrower and its Subsidiaries of their receivables and related assets pursuant to the World Financial Sales Agreement as more fully provided therein.

World Financial Sales Agreement shall mean that certain Purchase, Sale and Servicing Transfer Agreement, dated as of April 26, 2005 (the “Sales Agreement”), by and among the Borrower, JLB Service Bank, Blair Credit Services Corporation and Blair Factoring as the sellers and World Financial.

World Financial Sales Documents shall mean the World Financial Sales Agreement, the Program Agreement and the other documents governing the sale of receivables and related accounts by the Borrower to World Financial and the operations of the World Financial Program.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1. Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2. Determination.

references to “determination” of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3. Agent’s Discretion and Consent.

whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4. Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5. Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6. Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7. Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8. Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9. From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10. Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.9(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

2. REVOLVING CREDIT FACILITY

2.1 Revolving Credit and Swing Loan Commitments.

2.1.1. Revolving Credit Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Revolving Credit Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2. Swing Loan Commitment.

Subject to the terms and conditions hereof including Section 2.4.2 and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may at its option make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the Loan Reduction Date to, but not including, the Revolving Credit Expiration Date, in an aggregate principal amount up to but not in excess of $5,000,000 (the “Swing Loan Commitment”), provided that after giving effect to such Swing Loans the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and borrow again pursuant to this Section 2.1.2.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit/Term Loan Requests] in accordance with its Revolving Credit Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Revolving Credit Ratable Share of the Letters of Credit Outstanding. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Revolving Credit Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Revolving

Credit Commitment Fee”) equal to the Applicable Revolving Credit Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and the (ii) the sum of such Lender’s Revolving Credit Loans outstanding plus its Revolving Credit Ratable Share of Letters of Credit Outstanding. All Revolving Credit Commitment Fees shall be payable in arrears on the first day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Revolving Credit Notes.

2.4 Loan Requests.

2.4.1. Revolving Credit/Term Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.1[Interest Rate Options] and 4.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Revolving Credit/Term Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.4.2. Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time after the Loan Reduction Date and prior to the Expiration Date request PNC Bank to make Swing Loans by delivering to PNC Bank not later than 2:00 p.m., Pittsburgh time on the proposed Borrowing Date a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the PNC Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date, (ii) the Swing Loan Swing Loan Interest Period, and (iii) the principal amount of such Swing Loan, which shall be not less than $500,000 and shall be an integral multiple of $500,000.

2.5 Making Loans.

2.5.1. Making Revolving Credit Loans.

The Agent shall, promptly after receipt by it of a Revolving Credit/Term Loan Request pursuant to Section 2.4.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Revolving Credit/Term Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.3 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.5.2. Making Swing Loans; Repayment.

So long as PNC Bank makes Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3 p.m. Pittsburgh time on the Borrowing Date, such request to specify the Swing Loan Interest Period (the last day of which shall also be the due date (the “Swing Loan Due Date”) for such Swing Loan). Swing Loans shall bear interest at the Offered Rate Option. Swing Loans shall be repaid on the Swing Loan Due Date or such earlier times as may be specified in this Agreement.

2.6 Notes.

2.6.1. Revolving Credit Note.

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender.

2.6.2. Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.7 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used as provided for in the recitals and in accordance with Section 8.1.10 [Use of Proceeds].

2.8 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment and that the Revolving Facility Usage shall not exceed the Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.8 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 are then satisfied and whether or not an Event of Default or Potential Default (including any Event of Default specified in Section 9.1.15 or 9.1.16) exists at the time PNC Bank so requests) not later than 3:00 p.m. Pittsburgh time on the next Business Day after the date the Lenders receive such notice from PNC Bank.

2.9 Letter of Credit Subfacility.

2.9.1. Issuance of Letters of Credit.

Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Agent or any other Lender which agrees to issue Letters of Credit hereunder (each an “Issuing Lender”) (with a copy of such notice to the Agent) a completed application and agreement for letters of credit in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least five (5) Business Days in advance of the proposed date of issuance of Standby Letters of Credit, or such shorter period as may be agreed to by the Issuing Lender, or one (1) Business Day (such notice period may be increased to two (2) Business Days at the request of the Issuing Lender if it reasonably determines that it requires more notice) in advance of the proposed date of issuance of Trade Letters of Credit. Each Letter of Credit issued under the Prior Credit Agreement outstanding on the date hereof and listed on Schedule 8.2.1 shall be a Letter of Credit hereunder. Each Letter of Credit shall be a Standby Letter of Credit or a Trade Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than (i) with respect to Standby Letters of Credit, ten (10) Business Days prior to the Expiration Date and (ii) with respect to Trade Letters of Credit, one hundred eighty (180) days after the Expiration Date and providing that, except with respect to Trade Letters of Credit outstanding after the Revolving Credit Commitments have expired on the Expiration Date, in no event shall (i) the Letters of Credit Outstanding (excluding the JLB Letter of Credit) exceed, at any one time, $25,000,000, (ii) the JLB Letter of Credit have a face amount in excess of $10,000,000, or (iii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each Issuing Lender shall notify the Agent within one (1) Business Day after any new Letter of Credit is issued or the face amount of Letters of Credit outstanding and issued by such Issuing Lender has changed and shall from time to time and upon request of the Agent deliver a schedule of the outstanding Letters of Credit issued by such Issuing Lender. Each of the Lenders and the Loan Parties acknowledge and agree that notwithstanding that (a) no Loans shall be made after the Expiration Date and (b) no Letters of Credit (including Trade Letters of Credit) shall be issued after the Expiration Date: (1) the Reimbursement Obligations of the Loan Parties pursuant to Section 2.9.3 or elsewhere in this Agreement shall remain in effect after the Expiration Date so long as any Trade Letter of Credit is outstanding or any Reimbursement Obligation remains unpaid, (2) the Agent’s security interest in all Collateral shall remain in full force and effect until all Trade Letters of Credit have expired and all Reimbursement Obligations and other Obligations have been indefeasibly paid in full, and (3) the obligations of the Lenders under Sections 2.9.3 and 2.9.7 of this Agreement to reimburse the Issuing Lender with respect to Trade Letters of Credit, shall remain in effect after the Expiration Date so long as any Trade Letter of Credit remains outstanding and any Reimbursement Obligation remains unpaid.

2.9.2. Letter of Credit Fees.

The Borrower shall pay (i) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) (1) for Standby Letters of Credit, equal to the Applicable Margin applicable to Revolving Credit Loans under the Euro-Rate Option (the “Revolver Euro-Rate Margin”) and (2) for Trade Letters of Credit, 50% of the Revolver Euro-Rate Margin, and (ii) to the Issuing Lender for its own account a fronting fee equal to 1/8% (computed on the basis of a year of 360 days and actual days elapsed), which fee shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3. Disbursements, Reimbursement.

2.9.3.1 Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Credit Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Agent. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Issuing Lender will promptly notify the Agent and each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to such request not exceeding the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.3 [Each Additional Loan] other than any notice requirements. Any notice given by the Issuing Lender pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3 Each Lender shall upon any notice pursuant to Section 2.9.3.2 make available to the Agent who shall thereafter disburse the same to the Issuing Lender an amount in immediately available funds equal to its Revolving Credit Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the Issuing Lender the amount of such Lender’s Revolving Credit Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds

Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Issuing Lender will promptly give notice of the occurrence of the Drawing Date, but failure of the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.3.

2.9.3.4 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.3 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Agent for the benefit of the Issuing Lender pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4. Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Agent for the benefit of the Issuing Lender of immediately available funds from the Borrower or receipt by the Issuing Lender of any such funds from the Agent (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent for the benefit of the Issuing Lender, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Agent, or Issuing Lender, as the case may be, will pay to each Lender (or to the Agent for payment to each Lender), in the same funds as those received by the Agent or the Issuing Lender, as the case may be, the amount of such Lender’s Revolving Credit Ratable Share of such funds, except the Agent shall retain and turnover to the Issuing Lender (or the Issuing Lenders shall retain) the amount of the Revolving Credit Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment.

2.9.4.2 If the Agent or any Issuing Lender is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent or by the Agent to such Issuing Lender pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or to the Agent for the benefit of such Issuing Lender the amount of its Revolving Credit Ratable Share of any amounts so returned plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the

Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5. Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6. Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7. Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9.7 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit and Swing Loan Commitments] 2.4 [Loan Requests] 2.5 [Making Loans] or 7.3 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on), or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of the Issuing Lender’s Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of Issuing Lender’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8. Indemnity.

In addition to amounts payable as provided in Section 11.3 [Reimbursement and Indemnification of Lenders by Borrower, Etc.] and 10.5 [Reimbursement and Indemnification of Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of Issuing Lender’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of Issuing Lender’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender or any of its Affiliates as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.9.9. Liability for Acts and Omissions.

As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or the Issuing Lender’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or the Issuing Lender’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or the Issuing Lender’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s or any of its Affiliates’ gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or the Issuing Lender’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates in the exercise of good faith, (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or the Issuing Lender’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or the Issuing Lender’s Affiliates under any resulting liability to the Borrower or any Lender.

2.10 Reduction of Commitment.

The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to permanently reduce, in whole multiples of $1,000,000 of principal, or terminate the Revolving Credit Commitments without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Revolving Credit Commitment Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.7.2 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 shall correspondingly be reduced or cease.

3. TERM LOANS

3.1 Term Loan Commitments.

Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower on the date that funds are required to be deposited with Borrower’s Tender Offer depositary in connection with payment for the Borrower’s common shares which the Borrower purchases pursuant to its Tender Offer (the “Tender Purchase Date”), in the principal amount of such Lender’s Term Loan Commitment. Borrower shall request the Term Loans by delivering a Revolving Credit/Term Loan Request at least three (3) Business Days prior to the Borrowing Date for such Loans, provided that Borrower shall request all such Term Loans under one Term Loan Request and all such Term Loans shall be funded on the same Borrowing Date.

3.2 Nature of Lenders’ Obligations with Respect to Term Loans.

The obligations of each Lender to make Term Loans to the Borrower shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Borrower, but each Lender’s Term Loan to the Borrower shall not exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments].

3.3 Term Loan Notes.

The Obligation of the Borrower to repay the unpaid principal amount of the Term Loans made to it by each Lender shall be evidenced by a Term Note dated the Closing Date payable to the order of each Lender in a face amount equal to the Term Loan of such Lender. The principal amount as provided therein of the Term Notes, together with interest thereon, shall be payable as follows:

(1) if the Receivables Sale Date occurs prior to the Conversion Date, the Term Loans, together will all outstanding interest thereon, shall be payable in full on the date on which the Borrower or one of its Subsidiaries receives the proceeds from the receivable sale occurring on the Receivables Sale Date, or

(2) if the Receivables Sale Date does not occur prior to the Conversion Date, the Term Loans shall be payable as follows:

(i) in 16 quarterly installments of principal, each in the amount of $892,850, due on the first day of each calendar quarter, beginning on July 1, 2006;

(ii) the balance of such Term Loans, together with all outstanding interest thereon, shall be due on the Expiration Date.

3.4 Use of Proceeds.

The proceeds of the Term Loans shall be used as provided for in the recitals and in accordance with Section 8.1.10 [Use of Proceeds].

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1. Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

The Borrower shall pay interest on the Swing Loans under the Offered Rate Option.

4.1.2. Term Loan Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i) Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Term Loan Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Applicable Margin plus the greater of the following rates: (i) the Euro-Rate (computed in accordance with the definition of such term), and (ii) 2% per annum.

4.1.3. Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding (except with respect to Swing Loans) on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Revolving Credit/Term Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1. Amount of Borrowing Tranche.

Each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $500,000 and not less than $1,000,000. Each Borrowing Tranche of Swing Loans shall be in integral multiples of $500,000 and not less than $500,000.

4.2.2. Renewals.

In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1. Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2. Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3. Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1. Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 4.4.3.

4.4.2. Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.4.3.

4.4.3. Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the

Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.7.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Revolving Credit Commitment Fee, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders.

Each borrowing shall be allocated to each Lender according to its Revolving Credit Ratable Share or Term Loan Ratable Share, as applicable, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Revolving Credit Commitment Fee, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 4.4.3 [Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Lender] or 5.7 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Revolving Credit Ratable Share or Term Loan Ratable Share, as applicable, of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank in accordance with Section 2.

5.3 Interest Payment Dates.

Interest on Revolving Credit Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on Swing Loans shall be due and payable on the last day of the applicable Swing Loan Interest Period. Interest on mandatory prepayments of principal under Section 5.6 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4 Voluntary Prepayments.

5.4.1. Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.7 [Additional Compensation in Certain Circumstances] and except that that any prepayment of the Term Loan made after the Conversion Date shall be subject to the Term Loan Prepayment Premium which shall be payable on the date of such prepayment):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

(iii) on the last day of the applicable Swing Loan Interest Period with respect to Swing Loan Loans,

(iv) on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Loans setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Loans; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of $500,000 for any Swing Loan, $1,000,000 for any Revolving Credit Loan or the remaining amount outstanding, or $1,000,000 for any Term Loan or the remaining amount outstanding.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.4.1 shall be applied to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities. Except as provided in Section 4.4.3 [Agent’s and Lender’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Term Loans, then to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.7.2 [Indemnity].

5.4.2. Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or Section 5.7.1 [Increased Costs, Etc.], (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Lender, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, conditioned or delayed, to prepay (without prepayment penalty or premium except as provided in this Section 5.4.2 below) the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitments within ninety (90) days after (x) receipt of such Lender’s notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or 5.7.1 [Increased Costs, Etc.], (y) the date such Lender has failed to fund Loans because the making of such Loans would contravene Law applicable to such Lender, or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 5.7 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees, but the Borrower shall not be required to pay the Term Loan Prepayment Premium to such Lender; provided, however, that the Commitments of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 [Successor Agent] and provided that all Letters of Credit have expired or been terminated or replaced.

5.5 Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.7.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.5 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

5.6 Mandatory Prepayments; Re-Allocation of Commitments on Term Loan Repayment Date.

5.6.1. Issuance of Indebtedness or Equity; Sale of Assets; Receipt of Insurance Proceeds; World Financial Sale.

Within the time period specified below following any of the following events (each a “Proceeds Event”), the Borrower shall make a mandatory prepayment of principal on the Loans and other Obligations to be applied as provided in Section 5.6.3 equal to the amount of proceeds received by the Borrower or its Subsidiaries (after taxes and expenses, if applicable, as estimated in good faith by the Borrower) in such Proceeds Event:

(i) Contemporaneously with the closing of the World Financial Sale, the Borrower shall apply the net proceeds thereof (1) first to repay in full and terminate the Trade Receivables Securitization, and (2) second to repay the Obligations hereunder as provided in Section 5.6.3. If such proceeds are not sufficient to repay all of the Term Loans in full, the entire remaining balance of the Term Loans, plus interest thereon, shall be due and payable within three (3) Business Days after the closing of the World Financial Sale.

(ii) Within 10 Business Days following the sale by the Borrower of assets which requires a mandatory prepayment of the Loans under Sections 8.2.7(vii) or 8.2.7(ix) [Disposition of Assets or Subsidiaries],

(iii) Within 10 Business Days following any receipt by the Borrower of insurance proceeds receivable by the Agent described in Section 8.1.3,

(iv) Simultaneously with the sale or other issuance of any equity (each a “Mandatory Prepayment in Respect of Equity Receipts”) by the Borrower or receipt by the Borrower of any contributions to Borrower’s equity or capital by the holders thereof (excluding any of same pursuant to any employee or director benefit or compensation plan), or

(iv) Simultaneously upon the issuance of any Indebtedness by any of the Loan Parties or their subsidiaries under Section 8.2.1(ix).

5.6.2. Excess Cash Flow.

In the event that the Conversion Date shall occur, then, within five (5) Business Days of the due date delivery of the Borrower’s annual financial statements pursuant to Section 8.3.3 [Annual Financial Statements] each year during the remaining term hereof, beginning with the financial statements for the fiscal year ending December 31, 2006, (each, a “Mandatory Prepayment Date”), the Borrower shall make a mandatory prepayment of principal on the Term Loans equal to 75% of Excess Cash Flow for such fiscal year, subject to a credit for voluntary prepayments of the Term Loans made pursuant to Section 5.4 [Voluntary Prepayments] during the immediately preceding fiscal year, together with accrued interest on such principal amount (each, a “Mandatory Prepayment of Excess Cash Flow”) and together with any amounts due pursuant to Section 5.7 [Additional Compensation in Certain Circumstances]; provided, however, that in the event of such payment there shall be no requirement to pay a Term Loan Prepayment Premium. Each Mandatory Prepayment of Excess Cash Flow shall be applied to payment of the Loans as provided in Section 5.6.3. To the extent that a Mandatory Prepayment of Excess Cash Flow exceeds the outstanding principal amount of the Term Loans, such prepayment shall be limited to the amount necessary to prepay the Term Loans in full.

5.6.3. Application of Mandatory Prepayments Among Obligations.

All prepayments required pursuant to this Section 5.6 shall be applied as follows (subject to Section 9.2.5 if an Event of Default exists and is continuing):

(i) first to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities of such Term Loans;

(ii) second, any portion of a prepayment (other than a Mandatory Prepayment of Excess Cash Flow or Mandatory Prepayments in Respect of Equity Receipts) that remains after the Term Loans have been repaid in full shall then be allocated to the Revolving Credit Loans, such allocation to be first to the principal amount of the Revolving Credit Loans subject to the Base Rate Option, then to Revolving Credit Loans subject to a Euro-Rate Option, then to Swing Loans. In accordance with Section 5.7.2 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

5.6.4. Re-Allocation of Commitments on Term Loan Repayment Date.

On the date on which the Borrower repays the Term Loan in full (the “Term Loan Repayment Date”), whether pursuant to a mandatory repayment under this Section 5.6, a voluntary prepayment under Section 5.4 or otherwise, the Revolving Credit Commitments shall be re-allocated as set forth on Schedule 1.1(B) if on such date (i) the Revolving Credit Commitment of the Agent is less than the Minimum Agent Commitment On Term Loan Repayment Date and (ii) the Conversion Date has not occurred.

5.7 Additional Compensation in Certain Circumstances.

5.7.1. Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If after the Closing Date any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Revolving Credit Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.7.2. Indemnity.

In addition to the compensation required by Section 5.7.1 [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a Euro-Rate Option) which such Lender sustains or incurs as a consequence of any

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies or any Swing Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Revolving Credit Commitment Fees or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.8 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Agent, the Borrower may borrow, repay and borrow again Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 hereof. Not later than 11:00 a.m., Pittsburgh time, on any Business Day (each a “Settlement Date”), the Agent may at its option for any reason notify each Lender of its Revolving Credit Ratable Share of the total of the Swing Loans. Prior to 2:00 p.m., Pittsburgh time, on such Settlement Date, each Lender shall pay to the Agent an amount equal to, and shall purchase, its Revolving Credit Ratable Share of the outstanding Swing Loans. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.8 shall relieve the Lenders of their obligations to fund Revolving Credit Loans.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Lenders as follows:

6.1.1. Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

6.1.2. Capitalization and Ownership.

The authorized capital stock of the Borrower consists of common stock without nominal or par value, of which 8,257,313 shares (referred to herein as the “Shares”) were issued and outstanding as of June 30, 2005. All of the Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 6.1.2.

6.1.3. Subsidiaries.

Schedule 6.1.3 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4. Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is or will be a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5. Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan

Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6. No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

6.1.7. Litigation.

Except as disclosed on Schedule 6.1.7, there are no material actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body provided that such items disclosed on such Schedule, could not reasonably be expected to individually or in the aggregate result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

6.1.8. Title to Properties.

The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party is described on Schedule 6.1.8. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

6.1.9. Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended December 31, 2004 (the “Annual Statements”). In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2005 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii) Financial Projections. The Borrower has delivered to the Agent financial projections of the Borrower and its Subsidiaries for the period 2005 through 2010 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2004, no Material Adverse Change has occurred.

6.1.10. Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.7 and 8.1.10.

6.1.10.2 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.10.3 Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.11. Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12. Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

6.1.13. Consents and Approvals.

Except for the filing of financing statements in the state and county filing offices and the filing with the Securities and Exchange Commission and American Stock Exchange after the Closing Date, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.13.

6.1.14. No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

6.1.15. Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of each Loan Party and each Subsidiary of each Loan Party are listed and described on Schedule 6.1.15.

6.1.16. Security Interests.

The Liens and security interests granted to the Agent for the benefit of the Lenders pursuant to the Patent, Trademark and Copyright Assignment, the Pledge Agreement and the Security Agreement in the Collateral (other than the Real Property) constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and United States Copyright Office, as applicable, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Patent, Trademark and Copyright Assignment, the Pledge Agreement and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

6.1.17. Status of the Pledged Collateral.

All the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of the Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. Except as disclosed on Schedule 6.1.17, there are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Agent.

6.1.18. Mortgage Liens.

The Liens granted to the Agent for the benefit of the Lenders pursuant to the Mortgages when so granted will constitute a valid first priority Lien under applicable law. All such action as will be necessary or advisable to establish such Lien of the Agent and its priority as described in the preceding sentence will be taken at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of each Mortgage no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

6.1.19. Insurance.

Schedule 6.1.19 lists all insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

6.1.20. Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.25 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change. The Borrower shall comply with applicable Laws, including SEC Rule 13e-4, in connection with its Tender Offer.

6.1.21. Material Contracts; Burdensome Restrictions.

Schedule 6.1.21 lists all material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts. All such material contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Subsidiary. To their knowledge, none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

6.1.22. Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.23. Plans and Benefit Arrangements.

Except as set forth on Schedule 6.1.23:

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) To the best of the Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

(vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

6.1.24. Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts, if any.

6.1.25. Environmental Matters.

Except as disclosed on Schedule 6.1.25:

(i) None of the Loan Parties has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any prior owner, operator or occupant of the Property, and has no reason to believe that it might receive an Environmental Complaint.

(ii) No activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit and to the knowledge of any Loan Party no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law.

(iii) To the Loan Parties’ knowledge, there are no Regulated Substances present on, in, under, or emanating from or to the Property or any portion thereof which result in Contamination.

(iv) Each Loan Party has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect.

(v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the

Property contained or used, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws.

(vii) To the knowledge of each Loan Party, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body.

(viii) No portion of the Property is identified or to the knowledge of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

(ix) No portion of the Property constitutes an Environmentally Sensitive Area.

(x) No lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed.

6.1.26. Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.27. Solvency.

Each of the Loan Parties is Solvent. After giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the Liens granted by the Borrower in connection therewith and the payment of all fees related thereto, each of the Loan Parties will be Solvent, determined as of the Closing Date.

6.1.28. Anti-Terrorism Laws.

6.1.28.1 General.

None of the Loan Parties or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.1.28.2 Executive Order No. 13224.

None of the Loan Parties, or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.2 Updates to Schedules.

Should any of the information or disclosures on any of the following Schedules attached hereto be outdated or incorrect in any material respect as of the date on which Borrower delivers its Compliance Certificates pursuant to Section 8.3.4, Borrower shall deliver an amended and restated form of such Schedule together with such Compliance Certificate:

Schedule 6.1.1	-	Qualifications To Do Business
Schedule 6.1.2	-	Capitalization
Schedule 6.1.19	-	Insurance Policies
Schedule 6.1.21	-	Material Contracts

Should any of the information or disclosures provided on any of the following Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

Schedule 6.1.3	-	Subsidiaries
Schedule 6.1.7	-	Litigation
Schedule 6.1.8	-	Owned And Leased Real Property
Schedule 6.1.13	-	Consents And Approvals
Schedule 6.1.15	-	Patents, Trademarks, Copyrights, Licenses, Etc.
Schedule 6.1.17	-	Partnership Agreements; LLC Agreements
Schedule 6.1.23	-	Employee Benefit Plan Disclosures
Schedule 6.1.25	-	Environmental Disclosures

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

On the Closing Date:

7.1.1. Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6.1 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties, to each such effect.

7.1.2. Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

7.1.3. Delivery of Loan Documents.

The Guaranty Agreement, Notes, Intercompany Subordination Agreement, the Patent, Trademark and Copyright Assignment, Pledge Agreement and Security Agreement shall have been duly executed and delivered to the Agent for the benefit of the Lenders, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the Shares, the Partnership Interests and the LLC Interests.

7.1.4. Delivery of World Financial Sale Documents.

The Borrower shall have delivered to the Agent copies, certified as true and correct, of the executed World Financial Sale Documents and satisfactory evidence that (including all amendments, supplements, schedules and exhibits thereto), which shall be satisfactory to the Agent and have delivered satisfactory evidence that the net sale proceeds thereunder would not be less than $175,000,000 if sold on the Closing Date.

7.1.5. World Financial Consents and Closing.

The Borrower shall have informed the Agent of the status of governmental, shareholder and third party consents in connection with the World Financial Sale and the expected timing for receipt of such consents and closing date under the World Financial Sales Agreement which shall be not later than February 1, 2006.

7.1.6. EBITDA.

Evidence that the Borrower’s EBITDA for the period ended March 31, 2005, shall be at least equal to $30,000,000.

7.1.7. Pro Forma Financial Statements.

The Borrower shall have delivered to the Agent and the Lenders pro forma consolidated financial statements as to the Borrower and its subsidiaries, and forecasts prepared by management of the Borrower, each in form satisfactory to the Agent, consisting of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement. The assumptions used in preparing the forecast financial statements of the Borrower and its subsidiaries shall be reasonably acceptable to the Agent.

7.1.8. Minimum Liquidity.

The (1) Liquidity shall be at least $35,000,000, and (2) Revolver Availability shall be at least $15,000,000.

7.1.9. Opinion of Counsel.

There shall be delivered to the Agent for the benefit of each Lender a written opinion of Patton Boggs LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

(i) as to the matters set forth in Exhibit 7.1.9; and

(ii) as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

7.1.10. Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

7.1.11. Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid all fees accrued through the Closing Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

7.1.12. Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.13 shall have been obtained.

7.1.13. Officer’s Certificate Regarding MACs.

Since December 31, 2004, no Material Adverse Change shall have occurred; there shall have been no material change in the management of any Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the President, Chief Financial Officer or Treasurer of each Loan Party to each such effect.

7.1.14. No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

7.1.15. No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.16. Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered certificates of insurance and other evidence acceptable to the Agent that adequate insurance in compliance with Section 8.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid, together with copies of additional insured, mortgagee and lender loss payable special endorsements relating to each Loan Party’s casualty insurance policy or policies thereto in form and substance satisfactory to the Agent and its counsel naming the Agent as additional insured, mortgagee and lender loss payee.

7.1.17. Lien Searches

The Agent shall have received satisfactory results of a Lien search demonstrating that the Agent’s Lien constitutes a Prior Security Interest in favor of the Lenders and their exist no other Liens, including UCC filings, judgments, suits and tax and other claims, except for Permitted Liens.

7.1.18. Financing Statements.

The Agent shall have received executed originals of financing statements necessary to perfect the Lien of the Lenders on the Collateral.

7.1.19. Trade Receivables Securitization.

The Borrower shall have delivered evidence to the Agent that the parties to the Trade Receivables Securitization have entered into an amendment thereto in a form acceptable to the Agent and the parties thereto shall have closed on the transactions thereunder.

7.1.20. Filing Receipts.

The Agent shall have received (1) copies of all filing receipts and acknowledgments issued by any governmental authority to evidence any recordation or filing necessary to perfect the Lien of the Lenders on the Collateral or other satisfactory evidence of such recordation and filing and (2) evidence in a form acceptable to the Agent that such Lien constitutes a Prior Security Interest in favor of the Lenders and, in the case of the Mortgage, a valid and perfected first priority Lien.

7.1.21. Environmental Reports.

The Loan Parties shall deliver to the Agent copies of any environmental audit or reports that they have received within the period five (5) years immediately preceding the Closing Date with respect to the Real Property.

7.1.22. Reserved.

7.1.23. Reserved.

7.1.24. Reserved.

7.1.25. Contingent Liabilities.

The Agent shall be satisfied as to the amount and nature of all tax, ERISA and other contingent liabilities to which the Loan Parties may be subject.

7.1.26. Due Diligence.

The Agent shall have completed its due diligence with respect to the Loan Parties.

7.1.27. Reserved.

7.1.28. Administrative Questionnaire.

Each of the Lenders and the Borrower shall have completed and delivered to the Agent the Agent’s form of administrative questionnaire.

7.2 Term Loan.

At the time of making the Term Loans and prior to making any payments for shares pursuant to the Tender Offer (and after giving effect to such Term Loans and the payments for shares and costs and expenses in connection with the Tender Offer), the Loan Parties shall have complied with the following conditions precedent:

7.2.1. Minimum Liquidity.

The (1) Liquidity shall be at least $35,000,000, and (2) Revolver Availability shall be at least $15,000,000.

7.2.2. Compliance Certificate.

The Loan Parties shall deliver a Compliance Certificate dated as of the Borrowing Date for such Term Loans:

(i) which demonstrates that the Loan Parties are in compliance with their covenant contained in Sections 7.2.1 [Minimum Liquidity] and Section 8.2.14 [Minimum EBITDA];

(ii) which discloses the number of shares to be purchased under the Tender Offer, the price per share, the total amount that the Borrower shall pay in connection with the Tender Offer for shares and for related expenses and costs; and

(iii) pursuant to which the Loan Parties shall certify that they are in compliance with all of their other representations, warranties and covenants contained herein and that there exist no Events of Default or Potential Defaults.

7.2.3. Other Requirements.

The Loan Parties shall comply with Section 7.3 [Each Additional Loan or Letter of Credit].

7.2.4. Mortgages.

The Loan Parties shall have delivered to the Agent the Mortgage Documents and the Ancillary Mortgage Documents in accordance with Section 8.1.18 [Mortgage Liens], notwithstanding the time periods after the Closing Date within which such Mortgages are to be delivered with respect to Real Property Collateral owned on the Closing Date pursuant to such Section 8.1.18, other than the Real Property located in Starbrick, Pennsylvania and Erie, Pennsylvania.

7.2.5. Maximum Outstandings.

On the date on which the Term Loans are to be made, and after giving effect to the Loans made and Letters of Credit Outstanding on such date, the aggregate amount of Loans outstanding and Letters of Credit outstanding together with proceeds of the Trade Receivables Securitization shall not exceed $170,000,000.

7.3 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6.1 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; no Funding Termination Period shall be in effect; the making of such Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1. Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2. Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party or which would affect the Collateral, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefore.

8.1.3. Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Loan Parties shall deliver to the Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance acceptable to the Agent, which shall (i) specify the Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full and the Commitments have terminated, (v) provide, except in the case of public liability insurance and workmen’s compensation insurance, that all insurance proceeds for losses of less than $2,500,000 shall be adjusted with and payable to the applicable Loan Parties and that all insurance proceeds for losses of $2,500,000 or more shall be adjusted with and payable to the Agent, (vi) include effective waivers by the insurer of all claims for insurance premiums against the Agent, (vii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Agent of written notice of such cancellation or change, (viii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (ix) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Proceeds received by the Agent shall be applied as follows:

(1) If no Event of Default exists at the time the insurance proceeds are received, the Borrower may reinvest such proceeds in substitute assets provided that:

(i) the Borrower shall notify the Agent of Borrower’s intent to purchase substitute assets within ten (10) Business Days of the date of Borrower’s receipt of such proceeds, and

(ii) the Borrower shall purchase such substitute assets within ninety (90) days following such receipt.

If (a) the Borrower fails to deliver the notice within ten (10) Business Days described in (i) above, the Borrower shall apply all of the proceeds received prepay the Loans and reduce the Revolving Credit Commitments pursuant to Section 5.6 on the last day of such 5 Business Day period, or (b) if Borrower delivers the notice described in clause (i) but does not invest all of the proceeds within 90 days pursuant to clause (ii), then the Borrower shall on the last day of such 90-day period apply all of the proceeds not so reinvested to repay Loans and reduce the Commitments pursuant to Section 5.6.

(2) If an Event of Default exists at the time the insurance proceeds are received, the Agent may elect (i) to apply the proceeds to repay the Loans as provided for in Section 9.2.5, or (ii) disburse such proceeds to the applicable Loan Parties on such terms as are deemed appropriate by the Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.

8.1.4. Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5. Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6. Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

8.1.7. Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8. Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9. Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

8.1.10. Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only to (i) consummate the Tender Offer, (ii) repay the Prior Credit Agreement, (iii) pay fees and expenses and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

8.1.11. Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.12. Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13. Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s compliance with this Section.

8.1.14. Requirements Following the Conversion Date—Required Interest Rate Hedge, Appraisals, Environmental Audit.

8.1.14.1 Interest Rate Hedge.

Within 60 calendar days after the Conversion Date (in the event that the Conversion Date shall occur), the Borrower shall have entered into an Interest Rate Hedge with a financial institution acceptable to the Agent for a period of at least two (2) years (i) in an amount equal to at least 100% of the Term Loans then outstanding, and (ii) with such other terms and conditions as shall be acceptable to the Agent (the “Required Interest Rate Hedge”). Documentation for the Required Interest Rate Hedge shall be in a standard International Swap Dealer Association Agreement, shall provide for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and shall be reasonably satisfactory to the Agent. If the Required Interest Rate Hedge meets the requirements of a Lender-Provided Interest Rate Hedge (contained in the definition of such term), the obligations thereunder shall be “Obligations” hereunder and secured by the Liens securing the Obligations hereunder. If such Required Interest Rate Hedge does not meet the requirements of a Lender-Provided Interest Rate Hedge, then the obligations thereunder shall not be “Obligations” hereunder and shall not be secured by the Liens securing the Obligations hereunder or otherwise require collateral security from the Loan Parties.

8.1.14.2 Appraisals.

Following the Conversion Date the Agent may, at the Borrower’s expense and with the Borrower’s cooperation, obtain appraisals of the Inventory, fixed assets,

including equipment, furniture and fixtures, Real Property and improvements thereto of the Loan Parties, from appraisers and in a form reasonably acceptable to the Agent.

8.1.14.3 Environmental Audits.

Following the Conversion Date the Agent may, at the Borrower’s expense and with the Borrower’s cooperation, obtain an environmental audit with respect to the Real Property by consultants reasonably satisfactory to the Agent and who shall provide all reports and results of such audit in writing to the Agent. Such reports shall meet the Agent’s reasonable minimum requirements for phase I environmental assessments and any other reasonable requirements of the Agent or the Lenders.

8.1.14.4 Loan Reduction Date or Conversion Date.

On the earlier of the Loan Reduction Date or Conversion Date, the Loan Parties shall deliver a Compliance Certificate which demonstrates that the Loan Parties are in compliance with their covenants in Sections 8.2.15 [Maximum Leverage Ratio], and 8.2.16 [Minimum Fixed Charge Coverage Ratio and 8.2.17 [Minimum Tangible Net Worth].

8.1.15. Payments Under the Capital and Liquidity Agreement

The Borrower will comply with the covenant contained in Section 8.1.15 of Schedule 8A.

8.1.16. Pledge of Stock of JLB Service Bank

The Borrower will comply with the covenant contained in Section 8.1.16 of Schedule 8A.

8.1.17. Landlord’s Waivers.

Within sixty (60) days after the Closing Date, the Loan Parties shall deliver an executed Landlord’s Waiver in substantially the form of Exhibit 8.1.17 (or confirmation of the continuing effectiveness of an existing Landlord’s Waiver) from the lessor for each leased Collateral location, as listed on Schedule 6.1.8.

8.1.18. Mortgage Liens.

Each Loan Party which owns any Real Property Collateral shall (a) within fifteen (15) days after the Closing Date with respect to Real Property Collateral owned by such Loan Party as of the Closing Date (except for the Real Property owned as of the Closing Date and located in Starbrick, Pennsylvania and Erie, Pennsylvania), (b) within sixty (60) days after becoming the owner of future owned Real Property, and (c) with respect to the Real Property owned as of the Closing Date and located in Starbrick, Pennsylvania and Erie, Pennsylvania, if any of such Real property is still owned by a Loan Party and not subject to an agreement for sale as of the Conversion Date, within fifteen (15) days after the Conversion Date, execute and deliver any and all Mortgage Documents reasonably request by the Agent to grant a first priority Lien (subject only to Permitted Liens), on such Real Property in favor of the Agent for the benefit of the Lenders, as security for the Obligations. In furtherance of the foregoing, the Loan Parties shall diligently cooperate with and assist, at their own expense, the Agent in procuring any and all Ancillary Mortgage Documents. Each Loan Party hereby appoints any officer or agent of the Agent as its true and lawful attorney, for it and in its name, place and stead, to, after the occurrence of an Event of Default, make, execute, deliver, and cause to be recorded or filed any or all such mortgages, deeds of trust, assignments, pledges, security interests, financing statements and additional documents and agreements relating thereto, granting unto said attorney full power to do any and all things said attorney may consider reasonably necessary or appropriate to be done with respect to the Mortgage Documents as fully and effectively as such Loan Party might or could do, and hereby ratifying and confirming all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and all transactions hereunder. All costs and expenses incurred by the Agent in connection with the exercise of the rights under the Section shall be paid by the Loan Parties on demand of the Agent. The Loan Parties, the Lenders and the Agent agree that without any further action on the part of any of them, upon execution and/or delivery, the Mortgage Documents and the Ancillary Mortgage Documents shall become Loan Documents and the Real Property Collateral that is subject to the Mortgage Documents shall become Collateral.

8.1.19. Title Insurance; Flood Certificates.

Simultaneously with or prior to delivering the Mortgages pursuant to Section 8.1.18 [Mortgage Liens], the Loan Parties shall deliver a title insurance policy or policies or binder or binders in favor of the Agent for the benefit of the Lenders, in customary ALTA current mortgagee’s form, and in amounts acceptable to the Agent in its reasonable discretion, with premiums paid thereon, issued by a title insurance company acceptable to the Agent and insuring each Mortgage as a valid first priority Lien upon the applicable Loan Parties’ fee simple title to, the Real Property Collateral and all improvements and all appurtenances thereto (including such easements and appurtenances as may be required by the Agent), free and clear of any and all defects and encumbrances whatsoever, subject only to such exceptions as may be approved in writing by the Agent, with endorsements thereto as to such matters as the Agent may designate. The Loan Parties shall deliver flood certificates to the agent in a form acceptable to the Agent with respect to the Real Property Collateral prior to delivering the Mortgages.

8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1. Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness, excluding Indebtedness described in clauses (i) through (vii) as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;

(iii) Capital or other liabilities under the Trade Receivables Securitization, provided that the amount thereof shall not exceed $100,000,000;

(iv) Capitalized leases in an amount not to exceed $5,000,000. Borrower has listed on Schedule 8.2.1 the amount of capitalized leases existing on the Closing Date;

(v) Indebtedness, or Guaranties of Indebtedness, of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(vi) Any Lender-Provided Interest Rate Hedge or other Interest Rate Hedge (including the Required Interest Rate Hedge) approved by the Agent;

(vii) The Indebtedness related to JLB Service Bank described in Section 8.2.1(vii) of Schedule 8A;

(viii) letters of credit incurred by the Loan Parties in an amount not to exceed $2,000,000 which may be secured by cash collateral; and

(ix) Any other Indebtedness approved by the Required Lenders provided that the proceeds thereof are applied to prepay the Loans as provided under Section 5.6.

8.2.2. Liens; Negative Pledges.

8.2.2.1 Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.2.2 Negative Pledges.

Each of the Loan Parties covenants and agrees that, other than this Agreement, it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, commitment, promise or other obligation, contingent or otherwise, with any Person which prohibits, restricts or limits the right of any of the Loan Parties or their Subsidiaries (including both Foreign Subsidiaries and domestic Subsidiaries) from granting any Liens in their assets or their ownership interests to the Agent or the Lenders.

8.2.3. Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder and except for the Capital and Liquidity Agreement provided that the aggregate payments made by the Borrower thereunder do not exceed the amounts permitted under clause (vi) of Section 7.2.4 [Loans and Investments].

8.2.4. Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any Guaranty for the benefit of or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing (collectively “Investments”), except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) Investments in other Loan Parties;

(v) Investments in Foreign Subsidiaries not to exceed $1,500,000; and

(vi) The Investments related to JLB Service Bank described in Section 8.2.4 (vi) of Schedule 8A.

8.2.5. Dividends and Related Distributions and Stock Repurchases; Payments Pursuant to the Tender Offer.

8.2.5.1 Dividends and Related Distributions and Stock Repurchases.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except dividends or other distributions payable to another Loan Party, except for dividends paid by the Borrower and repurchases by the Borrower of its Shares provided that (1) there shall exist no Potential Default or Event of Default on the date of any such payment of a dividend or stock repurchase, (2) quarterly dividends paid by the Borrower prior to the Loan Reduction Date shall not exceed the amount of quarterly dividends paid per common share in the first fiscal quarter of 2005 and (3) the total consideration paid for all stock repurchases by the Borrower over the term of this Agreement shall (a) prior to the Loan Reduction Date, be limited to the amount paid pursuant to the Tender Offer under Section 8.2.5.2 and (b) after the Loan Reduction Date, be limited to $5,000,000 per fiscal year.

8.2.5.2 Payments Pursuant to the Tender Offer.

The total amount paid by Loan Parties to shareholders pursuant to its Tender Offer shall not exceed $190,000,000.

8.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

The Loan Parties shall not, and shall not permit any of their Subsidiaries (other than Allegheny Trails Corporation) to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except that (A) any Subsidiary of the Borrower may consolidate or merge into the Borrower or any other Loan Party or its Subsidiary, provided that the Loan Parties shall (1) notify the Agent at least 10 Business Days prior to any such merger, and (2) take all steps necessary or appropriate or reasonably requested by the Agent to cause the successor to grant Liens in of the assets of the merging entity in favor of the Agent for the benefit of the Lenders; and that (B) after the Loan Reduction Date, the Loan Parties or a Subsidiary thereof may merge with or purchase, lease or otherwise acquire all of the assets of another Person (each a “Transaction”) provided that (i) the aggregate consideration paid or given, whether in cash, stock, or other property, and liabilities assumed by the Borrower and its Subsidiaries in all Transactions during each fiscal year of the Borrower (the “Transaction Consideration”) does not exceed $7,500,000; (ii) the Loan Party shall be the surviving Person if the Transaction is a merger to which the Loan Party is a party; (iii) the Loan Parties and the acquired business shall comply with Section 8.2.10 [Continuation of or Change in Business], (iv) after giving effect to such Transaction there shall not be continuing any Event of Default under this Agreement; (v) the board of directors or equivalent governing officers of the acquired business shall have consented to such transaction, (vi) the Borrower shall notify the Agent and the Lenders of such Transaction within five (5) Business Days before the date of such Transaction if the Transaction Consideration exceeds $1,000,000 and such notice shall describe such Transaction, the purpose therefore, the parties thereto, and the amount and type of the Consideration paid and (vii) the Loan Parties and the new Subsidiaries being formed or acquired in connection therewith shall have delivered to the Agent prior to such sale joinders and other documents described in Section 11.18 required to cause the acquired or newly formed Subsidiaries to join the Loan Documents as Guarantors, grant Liens in their assets and for their owners to grant Liens in the ownership interests in such Subsidiaries; and (c) after the World Financial Sale, Blair Credit Services Corporation, Blair Factoring Company and JLB Service Bank may be dissolved and wound up and upon the commencement of such dissolution and notification thereof from Borrower to the Agent shall be released from all obligations, if any, as a Loan Party hereunder or with respect to any other Loan Document, as confirmed by the Agent without any action on the part of the other Lenders; provided, that if Blair Credit Services Corporation is to be dissolved, the Borrower shall deliver a certification to the Agent that the Loan Parties are and will be in compliance with the covenant with respect to Blair Credit Services Corporation contained in Section 8.2.18 on and after the date of such dissolution.

8.2.7. Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) sales of the Excluded Assets in connection with the Trade Receivables Securitization;

(iii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iv) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

(v) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased, provided such substitute assets are subject to the Lenders’ Prior Security Interest; or

(vi) the World Financial Sale, subject to the obligations of the Borrower under Section 5.6 [Mandatory Prepayments] and provided that such sale shall occur on or before March 31, 2006;

(vii) after the Loan Reduction Date, any sale, transfer or lease of assets not in the ordinary course if the amount of after tax proceeds therefrom is less than $1,000,000;

(viii) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, which is approved by the Required Lenders, so long as the after-tax proceeds (as reasonably estimated by the Borrower) are applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 5.6.1 [Issuance of Indebtedness or Equity; Sale of Assets; Receipt of Insurance Proceeds; World Financial Sale] if the amount of such proceeds exceeds $1,000,000, subject to Section 5.7 [Additional Compensation in Certain Circumstances], but otherwise, without payment of the Term Loan Prepayment Premium;

(ix) the sale or other disposition of the Real Property owned as of the Closing Date and located in Starbrick, Pennsylvania or Erie, Pennsylvania, so long as the after-tax proceeds (as reasonably estimated by the Borrower) are applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 5.6.1 [Sale of Assets; Receipt of Insurance Proceeds], subject to Section 5.7 [Additional Compensation in Certain Circumstances], but otherwise, without payment of the Term Loan Prepayment Premium.

8.2.8. Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.

8.2.9. Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors], and (iii) any of the Excluded Subsidiaries, provided that the Required

Lenders shall have consented to any formation of each Subsidiary described in clause (ii) and joinder by such Subsidiary to this Agreement and the other Loan Documents and that such Subsidiary and the Loan Parties, as applicable, shall grant and cause to be perfected first priority Liens to the Agent for the benefit of the Lenders in such Subsidiary’s inventory and the assets (excluding Excluded Assets) held by, and stock of or other ownership interests in, such Subsidiary. Each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties or Excluded Subsidiaries, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

8.2.10. Continuation of or Change in Business.

The Loan Parties shall not, and shall not permit any of their Subsidiaries to, engage in any business other than the retail catalogue business, the ownership and use of related intellectual property, and the maintenance, sale and servicing of trade and customer receivables arising therefrom or in connection therewith substantially as conducted and operated by such Borrower or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

8.2.11. Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

(v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

(vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

(viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

8.2.12. Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13. Changes in Organizational Documents.

Other than with respect to the Loan Parties other than the Borrower, in accordance with Section 8.2.6 hereof, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least fifteen (15) calendar days’ prior written notice to the Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

8.2.14. Minimum EBITDA.

At the end of each month ending prior to the earlier of the Conversion Date or the Loan Reduction Date, the Loan Parties shall not permit their EBITDA for the twelve months then ended to be less than $27,000,000.

8.2.15. Maximum Leverage Ratio.

The Loan Parties shall not permit the Leverage Ratio to exceed 3.00 to 1.00 at any time after the earlier of the Loan Reduction Date or the Conversion Date.

8.2.16. Minimum Fixed Charge Coverage Ratio.

The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than (i) 1.40 to 1.00 at any time after the Loan Reduction Date has occurred or (ii) 1.10 to 1.00 at any time after the Conversion Date has occurred.

8.2.17. Minimum Consolidated Net Worth.

At any time after the earlier of (i) the Loan Reduction Date or (ii) the Conversion Date, the Borrower shall not permit Consolidated Net Worth to be less than Base Net Worth.

8.2.18. Excluded Subsidiaries Status; Blair Credit Services Corporation.

The Loan Parties shall not at any time permit (i) Allegheny Trail Corporation to own any assets or to incur any liabilities or conduct any business, other than assets owned, liabilities existing or business conducted on the Closing Date, (ii) Blair Factoring Company or JLB Service Bank, to own any material assets or incur any material liabilities or conduct any business subsequent to the World Financial Sale, other than the assets owned, liabilities existing or business conducted prior to the World Financial Sale and the Loan Parties shall make no additional Investment in such Persons or (iii) at the time of and at all times after the release of Blair Credit Services Corporation under its Guaranty Agreement, Blair Credit Services Corporation to own any material assets, have any material liabilities, or conduct any business.

8.2.19. World Financial Sale Proceeds.

The Loan Parties shall not permit the net sale proceeds of the World Financial Sale to be less than an amount sufficient to repay in full and terminate the Trade Receivable Securitization and the Term Loans and after giving effect to such repayment with the proceeds of such sale, the Loan Parties shall have Liquidity of at least $35,000,000.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the

Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Lenders:

8.3.1. Monthly Financial Statements.

Prior to the earlier of (i) the Loan Reduction Date or (ii) the Conversion Date, as soon as available and in any event within fifteen (15) Business Days after the end of each fiscal month (except the month of December, when statements will be provided as soon as available and in any event within forty-five (45) days after the end of such month), financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal month and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the President, Chief Financial Officer, or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding month and period in the previous fiscal year.

8.3.2. Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the President, Chief Financial Officer, or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.3. Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Agent and the Lenders substantially (i) to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower’s calculations with respect to the certificate to be delivered pursuant to Section 8.3.4 [Certificate of the Borrower] with respect to such financial statements and (ii) to the effect that the Lenders are intended to rely upon such accountant’s certification of the annual financial statements and that such accountants authorize the Loan Parties to deliver such reports and certificate to the Lenders on such accountants’ behalf.

8.3.4. Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to Sections 8.3.1 [Monthly Financial Statements], 8.3.2 [Quarterly Financial Statements] and 8.3.3 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the President, Chief Financial Officer, or Treasurer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 5.1 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].

8.3.5. Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the President, Chief Financial Officer or Treasurer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.6. Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.7. Certain Events.

Written notice to the Agent:

(i) at least fifteen (15) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.7(v), (vi), or (vii);

(ii) within the time limits set forth in Section 8.2.13 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party; and

(iii) at least fifteen (15) calendar days prior thereto, with respect to any change in any Loan Party’s locations from the locations set forth in Schedule A to the Security Agreement.

8.3.8. Budgets, Forecasts, Other Reports, Insurance Policies and Information.

Promptly upon there becoming available to the Borrower:

(i) the annual budget and any forecasts or projections of the Borrower, to be supplied not later than thirty (30) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission, including the Offer to Purchase, Schedule TO and letter of Transmittal and, upon the request of the Agent, any other filings filed in connection with its Tender Offer,

(v) a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

(vi) such other reports and information, including copies of insurance policies, as the Agent or any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

8.3.9. Notices Regarding Plans and Benefit Arrangements.

8.3.9.1 Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

8.3.9.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3 Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1. Payments Under Loan Documents.

The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2. Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate,

other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3. Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights] or Section 8.2 [Negative Covenants];

9.1.4. Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

9.1.5. Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $1,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6. Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $1,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7. Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8. Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.9. Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.10. Insolvency.

Any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

9.1.11. Capital Adequacy.

The event described in Section 9.1.11 of Schedule 8A shall occur;

9.1.12. Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed 10% of its consolidated tangible net worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.13. Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.6 [Liquidations, Mergers, Etc.] or 8.2.7 [Disposition of Assets, etc.], or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by final court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.14. Change of Control.

Any person or group of persons (within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 40% or more of the outstanding voting capital stock of the Borrower; or (ii)within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

9.1.15. Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.16. Voluntary Proceedings.

Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.14 shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or 9.1.16 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3. Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall be subject to Section 9.2.5 [Application of Proceeds, etc.] and 10.13 [Equalization of Lenders] and shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Lender or the Agent; and

9.2.4. Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Lender; and

9.2.5. Application of Proceeds; Collateral Sharing; Subordination of Term Loan.

9.2.5.1 Application of Proceeds.

Notwithstanding any provision herein to the contrary or in the other Loan Documents, any proceeds received by the Agent from any payment made by the Borrower under this Agreement or the other Loan Documents after the occurrence of an Event of Default and acceleration (which has not been rescinded) of the Obligations, or received by the Agent from the foreclosure, sale, lease, collection upon, realization of or other disposition of any Collateral which may have been provided to the Agent for the obligations of the Borrower hereunder after the Commitments have been terminated (including without limitation insurance proceeds), shall be applied by the Agent as follows, unless otherwise agreed by all the Lenders:

(i) first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the

Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to accrued and unpaid interest and principal on the Revolving Credit Loans and Swing Loans, by deposits into cash collateral accounts to secure Letters of Credit as provided in this Agreement and the other Loan Documents and to obligations under a Lender-Provided Interest Rate Hedge to fees payable to the Revolving Lenders under this Agreement or any of the other Loan Documents (ratably according to the respective amounts then outstanding, but otherwise in such manner as the Agent may determine in its discretion). All Liens granted under the Loan Documents to the Agent shall secure ratably and such Revolving Credit Loans, Swing Loan, Letters of Credit and related obligations and obligations under a Lender-Provided Interest Rate Hedge on a pari passu basis

(iii) third, to accrued and unpaid interest and principal on the Term Loans and fees payable to the Term Lenders (ratably according to the respective amounts then outstanding, but otherwise in such manner as the Agent may determine in its discretion)

(iv) fourth, to the repayment of all other Obligations then due and unpaid of the Borrower to any of the Lenders incurred under or secured by this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise (ratably according to the respective amounts then outstanding, but otherwise in such manner as the Agent may determine in its discretion); and

(v) fifth, the balance, if any, as required by Law.

9.2.5.2 Subordination of Term Loans.

As is reflected in the order of payments established in the foregoing Section 9.2.5.1, the parties hereby agree that subsequent to the occurrence of an Event of Default and acceleration (which has not been rescinded) of the Obligations, payment of the interest on and principal of the Term Loans, and any other amounts payable to the Term Lenders under the Loan Documents from any payments by the Borrower or any other Loan Party under any of the Loan Documents or otherwise from the disposition of the Collateral (collectively “Payments”), shall be subject and subordinate to payment of the interest on and principal of the Revolving Credit Loans and Swing Loans, and any other amounts payable to the Revolving Lenders under this Agreement and to any obligations owing to a Lender providing a Lender-Provided Interest Rate Hedge (the “IRH Provider”) in connection therewith. Notwithstanding any other provision of this Agreement, following such time as the Term Lenders have actual knowledge of the occurrence of an Event of Default and acceleration (which has not been rescinded) of the Obligations, any amounts received by any Term Lender, whether pursuant to Section 9.2.5.1 or otherwise, prior to the payment in full of all amounts due to the Revolving Lenders and IRH Providers hereunder and under the other Loan Documents shall be held in trust by such Term Lender for the benefit of the Revolving Lenders and IRH Provider, and promptly paid over to the Agent for application pursuant to the provisions of Section 9.2.5.1.

9.2.5.3 Rights in Bankruptcy Proceedings.

The provisions of this Section 9.2.5 shall continue in full force and effect after the filing of any petition by or against the Borrower (or any other Loan Party under any of the Loan Documents) under the United States Bankruptcy Code (the “Bankruptcy Code”) and all converted, consolidated or succeeding cases in respect thereof. If any Loan Party shall become subject to a proceeding under the Bankruptcy Code, it is the intention of the parties hereto that by virtue different priorities of the liens and security interest held by the Agent on behalf of the Revolving Lenders and IRH Providers, on the one hand, and the Term Lenders, on the other hand, the Obligations of the Borrower to the Revolving Lenders and the IRH Providers and the Obligations of the Borrower to the Term Lenders would constitute separate classes of secured claims in any such proceeding.

9.2.5.4 Collateral Agency.

The Agent under the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Mortgages, the Security Agreement and any other Loan Document (the “Collateral Documents”) shall be deemed to serve as the collateral agent (the “Collateral Agent”) for the any Lender which provides a Lender-Provided Interest Rate Hedge (the “IRH Provider”) and the Lenders hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No IRH Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

9.2.6. Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

9.3 Notice of Sale.

Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE AGENT

10.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.

10.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.5 [Reimbursement of Agent by Borrower, Etc.] and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

10.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Agent; Instructions From the Lenders.

The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

10.5 Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including the reasonable fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this

Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties not to exceed one (1) such audit per year if no Event of Default exists or is continuing or the Conversion Date has not occurred (but without limitation of number if any Event of Default exists and is continuing or the Conversion Date has occurred). The Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent for appraisals and environmental audits and other due diligence as provided by Section 8.1.14.

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Aggregate Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Aggregate Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

10.8 Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a

Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

10.10 Notices.

The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

10.11 Lenders in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Commitments and the Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13 Equalization of Lenders.

The Lenders and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.4.3 [Agent’s and Lender’s Rights], 5.4.2 [Replacement of a Lender] or 5.7 [Additional Compensation in Certain Circumstances]. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

10.14 Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Lenders (if the Agent is a Lender, the Agent’s Loans and its Revolving Credit Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 5.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

10.15 Agent’s Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrower and Agent, as amended from time to time.

10.16 Availability of Funds.

The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.19 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties, subject to the following:

(I) Without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

(i) Increase of Commitment; Extension of Expiration Date.

Increase the amount of the Revolving Credit Commitment or Term Loan of any Lender hereunder or extend the Expiration Date;

(ii) Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Revolving Credit Loans are outstanding, extend the time for payment of principal or interest of any Revolving Credit Loan (excluding the due date of any mandatory prepayment of a Revolving Credit Loan or any mandatory Revolving Credit Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Revolving Credit Commitments on the Expiration Date), the

Revolving Credit Commitment Fees or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or reduce the Revolving Credit Commitment Fees or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Revolving Credit Loan, the Revolving Credit Commitment Fees or any other fee payable to any Revolving Credit Lender;

(iii) Release of Collateral or Guarantor.

Except for transactions permitted by Section 8.2.6 [Liquidations, Mergers etc.] and for sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], release any Collateral the book value of which exceeds $1,000,000 or consists of capital stock or other ownership interests of any Loan Party or its Subsidiary, or any Guarantor from its Obligations under the Guaranty Agreement; or

(iv) Miscellaneous.

Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, Required Revolving Credit Lenders or Required Term Lenders or change any requirement providing for the Lenders or the Required Lenders, Required Revolving Credit Lenders or Required Term Lenders to authorize the taking of any action hereunder;

(II) Any waiver, amendment or consent which will have the effect of requiring the Revolving Credit Lenders to fund Revolving Credit Loans or Swing Loans or issue Letters of Credit shall require the approval of the Required Lenders and the Required Revolving Lenders;

(III) Any amendment, waiver or consent under Section 3 [Term Loans] or relating solely to the Term Loan facility (including interest and fees payable thereon, extensions of the due dates for payment thereof (except for payments due on the Expiration Date) and other related provisions, but excluding any agreement to accelerate the due date of principal of such Term Loan) shall require the approval only of the Required Term Lenders, provided that without the written consent of all the Term Lenders, no such agreement, waiver or consent may be made which will (i) extend the time for scheduled payment of principal or interest of any Term Loan (excluding the due date of any mandatory prepayment of a Term Loan and excluding any payment due on the Expiration Date (which is addressed in clause I above), or any fee payable to any Term Lender, or (ii) reduce the principal amount of or the rate of interest borne by any Term Loan or (iii) reduce any fee payable to any Term Lender, or (iv) otherwise affect the terms of payment of the principal of or interest of any Term Loan, or fee payable to any Term Lender;

(IV) no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent; and

(V) no agreement, waiver or consent which would modify the interests, rights or obligations of the Issuing Bank as the issuer of Letters of Credit shall be effective without the written consent of such Issuing Bank.

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 10.5 [Reimbursement of Agent By Borrower, Etc.]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, unless the same is caused by their gross negligence or willful misconduct.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Revolving Credit Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1. Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Sections 4.4 [Euro-Rate Unascertainable], 5.4 [Voluntary Prepayments], or 5.7 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

11.5.2. Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Sections 4.4 [Euro-Rate Unascertainable], 5.4 [Voluntary Prepayments], or 5.7 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans.

All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement of Agent by Borrower, Etc.], 10.7 [Reimbursement of Agent by Lenders, Etc.] and 11.3 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to an Affiliate of such Lender, and (2) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $1,000,000 or the amount of the assigning Lender’s Commitment. In the case of an assignment, upon receipt by the Agent of the assignment and assumption agreement in a form acceptable to the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Commitment assumed by it and a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any Lender which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Lender shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1(I)(i) [Increase of Commitment, Etc.], 11.1(I)(ii) [Extension of Payment, Etc.], or 11.1(I)(iii) [Release of Collateral or Guarantor]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17.1 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

11.12 Confidentiality.

11.12.1. General.

The Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, and prospective assignees and participants, subject to the agreement of such Person to maintain the confidentiality thereof, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

11.12.2. Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14 Agent’s or Lender’s Consent.

Whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, except as expressly provided herein or therein, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND

THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

11.17 Certifications From Lenders and Participants

11.17.1. Tax Withholding Clause.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

11.17.2. USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.18 Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect Prior Security Interests to the Agent for the benefit of the Lenders in all Collateral held by such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within fifteen (15) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

BLAIR CORPORATION

By:	/s/ BRYAN J. FLANAGAN
Name:	Bryan J. Flanagan
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

BLAIR HOLDINGS, INC.

By:	/s/ JOHN A. LASHER
Name:	John A. Lasher
Title:	President

BLAIR PAYROLL, LLC

By:	/s/ EDWARD R. SIERZEGA
Name:	Edward R. Sierzega
Title:	Secretary

BLAIR CREDIT SERVICES CORPORATION

By:	/s/ ROGER H. ALLEN
Name:	Roger H. Allen
Title:	Treasurer

BLAIR INTERNATIONAL HOLDINGS, INC.

By:	/s/ EDWARD R. SIERZEGA
Name:	Edward R. Sierzega
Title:	Secretary

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ LILA BACHELIER
Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

FIFTH THIRD BANK

/s/ JIM JANOVSKY
By:	Jim Janovsky
Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION

/s/ DOUGLAS D. SMITH
By:	Douglas D. Smith
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Revolving Credit Commitment Fee	Base Rate Margin	Euro-Rate Margin
I	Less than or equal to 1.0 to 1.0	.250%	0%	1.00%

II	Greater than 1.0 to 1.0 but less than or equal to 2.0 to 1.0	.275%	0%	1.25%

III	Greater than 2.0 to 1.0	.300%	0%	1.50%

For purposes of determining the Applicable Margin and the Applicable Revolving Credit Commitment Fee Rate, the Applicable Margin and the Applicable Revolving Credit Commitment Fee Rate shall be first computed under the terms of this grid on the Loan Reduction Date based on the Leverage Ratio as of the Loan Reduction Date as indicated in the Compliance Certificate due on such date pursuant to Section 8.1.14.4 [Loan Reduction or Conversion Date]. Thereafter, the Applicable Margin and the Applicable Revolving Credit Commitment Fee Rate shall be recomputed as of the end of each subsequent fiscal quarter end and shall be effective on the date on which the Borrower is required to deliver its Compliance Certificate for such quarter.

SCHEDULE 1.1(A) - 1

SCHEDULE 1.1(B)

REVOLVING CREDIT COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Amount of Commitment for Term Loans	Revolving Credit Ratable Share	Term Loan Ratable Share	Aggregate Ratable Share
PNC Bank, National Association 901 State Street Erie, PA 16501 Attention: Lila Bachelier Telephone: 814-871-9290 Telecopier: 814-871-99432 Email: Lila.bachelier@pncbank.com	$25,000,000	$25,000,000	33.333333334%	100.00%	50.000000000%

with a copy to:

Rini Davis

Assistant Vice President

PNC Firstside Center

500 First Avenue, 3rd Floor

Pittsburgh, PA 15219

Attention: Rini Davis

Telephone: 412-762-7638

Telecopier: 412-762-8672

Email: rini.davis@pnc.com

Fifth Third Bank Gulf Tower 707 Grant Street, 21st Floor Pittsburgh, PA 15219 Attention: James Janovsky Telephone: 412-291-5457 Telecopier: 412-291-5411 Email: jim.janovsky@53.com	$25,000,000	$0	33.333333333%	0%	25.000000000%

HSBC Bank USA, National Accociation One HSBC Center - Lobby Level Buffalo, NY 14203 Attention: Douglas D. Smith Telephone: 716-841-7411 Telecopier: 716-855-0384 douglas.d.smith@us.hsbc.com	$25,000,000	$0	33.333333333%	0%	25.000000000%

Total	$75,000,000	$25,000,000	100%	100%	100%

The Revolving Credit Commitments shall be re-allocated as follows on the Term Loan Repayment Date, if as of such date, the Revolving Credit Commitment of the Agent is less than the Minimum Agent Commitment On Term Loan Repayment Date:

1. The Revolving Credit Commitment of the Agent shall be increased so that it shall equal the Minimum Agent Commitment On Term Loan Repayment Date (the amount of such increase shall be referred to as the “Agent’s Increase”);

2. The Revolving Credit Commitments of the other Lenders shall be reduced by an aggregate amount equal to the Agent’s Increase, to be allocated ratably in proportion to the then outstanding Revolving Credit Commitments of such Lenders (so that the aggregate of the Revolving Credit Commitments of all of the Lenders, including the Agent, shall be the same immediately before and after the Term Loan Reduction Date);

3. There shall be a deemed repayment of all of the Loans and re-borrowing in like amount except that the re-borrowing shall be allocated among the Lenders according to the Revolving Credit Commitments of such Lenders after the reallocation (the “Reallocation”) described in items 1 and 2 immediately above. The Agent shall pay to the other Lenders, as appropriate, its ratable share (after giving effect to such Reallocation) of the outstanding Loans. Such deemed repayment and re-borrowing shall not be subject to the indemnity described in Section 5.7.2(i) (sometimes referred to as “breakage”).

4. The Borrower shall issue new Revolving Credit Notes in the amounts equal to the Revolving Credit Commitments of the Lenders after giving effect to the Reallocation.

5. There shall be no further reallocations after the Term Loan Repayment Date in the event that the Revolving Credit Commitment of the Agent shall be subsequently reduced.

Minimum Agent Commitment on Term Loan Repayment Date shall mean, as of the Term Loan Repayment Date, the lesser of, (i) $21,000,000 or (ii) 28% of the total of the Revolving Credit Commitments.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower:

BORROWER AND GUARANTORS:

Address for Notices:

Blair Corporation

220 Hickory Street

Warren, PA 16366-0001

Telecopier No. (814) 726-6123

Attention: Roger H. Allen, Treasurer

Telephone No. 814-726-6298

SCHEDULE 8A

COVENANTS AND EVENTS OF DEFAULT RELATED TO JLB SERVICE BANK

Section 8.1.15 Payments Under the Capital and Liquidity Agreement

The Borrower will notify the Agent and the Lenders at least seven (7) Business Days before the Borrower shall make any Capital and Liquidity Agreement Payment to JLB Service Bank. In the event that, after giving effect to such Capital and Liquidity Agreement Payment, the aggregate amount of Capital and Liquidity Agreement Payments shall exceed $5,000,000 (the “$5,000,000 Limit”) over the term of this Credit Agreement, as it may hereafter be extended (subject to the last sentence of this Section 8.1.15 below), the Borrower may not request and the Lenders shall not be obligated to fund any additional Loans and the Loan Parties shall not be permitted to request, and Agent shall not be obligated to issue any Letters of Credit, during the period (the “Funding Termination Period”) beginning on the date on which the Borrower or JLB Service Bank shall have first learned of the obligation of the Borrower to make such Capital and Liquidity Agreement Payment and ending upon the earlier of the following events:

(1) The Required Lenders shall consent in writing to fund additional Loans and to permit the Agent to issue additional Letters of Credit, or

(2) The Borrower shall demonstrate, to the satisfaction of the Required Lenders (as evidenced by written confirmation by the Required Lenders), that the obligation to make such Capital and Liquidity Agreement Payment has ceased (for example because JLB Service Bank will be terminating its operations) or has been waived permanently in writing by the FDIC and by JLB Service Bank.

If the Expiration Date is hereafter extended and any Capital and Liquidity Agreement Payments have been made prior to the effective date of such extension, the Loan Parties may request that the $5,000,000 Limit be increased by an amount not to exceed the lesser of (A) $5,000,000 or (B) the amount of Capital and Liquidity Agreement Payments which have previously been made, and the Lenders will reasonably consider modifying the Credit Agreement in response to such request.

8.1.16 Pledge of Stock of JLB Service Bank.

Following the occurrence of an Event of Default, the Borrower, the Agent or the Required Lenders may at any time request that the Borrower pledge the stock of JLB Service Bank to the Agent for the benefit of the Lenders. Upon receipt of such request, the Borrower shall use reasonable commercial efforts (1) to obtain promptly the consent of any

Person required in order for the Borrower to pledge such stock to the Agent, such efforts to include initiating written application therefor within thirty (30) days after the date of receiving such request from the Agent or the Required Lenders, and (2) to complete the pledge of such stock to the Agent (including the grant of a Priority Security Interest in such stock to the Agent and the delivery to the Agent and the Lenders of a satisfactory opinion of the Borrower’s outside counsel confirming that such Priority Security Interest has been granted) within 15 days after the later of (i) the date of such request for pledge, or (ii) the date on which all consents described in clause (1) of this sentence have been obtained in the event that any such consents are required for such pledge.

Section 8.2.1(vii)—)Permitted Indebtedness Related to JLB Service Bank.

(1) JLB Deposits in JLB Service Bank from the Borrower, provided that each of the conditions set forth in clauses (1), (2) and (3) of Section 8.2.4(vi) is met with respect to each such JLB Deposit.

(2) Indebtedness incurred by JLB Service Bank under the Capital and Liquidity Agreement (subject to the limitation on payments made thereunder as provided in clause (ix) of Section 7.2.4 [Loans and Investments]).

Section 8.2.4(vi)—)Permitted Investments Related to JLB Service Bank.

(1) Investments in JLB Service Bank not to exceed $2,500,000 at any time following receipt of applicable federal and state regulatory approvals for the organization and operation thereof.

(2) JLB Deposits made by the Borrower in JLB Service Bank, provided that each of the following conditions is met:

With respect to any JLB Deposit that shall be used to collateralize the origination by JLB Service Bank of trade receivables after the Initial Receivables Purchase Period (and not be used to purchase any of the Initial Receivables to be Purchased) (each a “Collateralization JLB Deposit”), the Borrower and JLB Service Bank will comply with the following requirements:

(i) the amount of Collateralization JLB Deposits shall not at any time exceed $10 million; and

(ii) JLB Service Bank shall use its best efforts to return to the Borrower each Collateralization JLB Deposit on or before the close of business on the day in which such Collateralization JLB Deposit is made provided that (1) in no event shall any Collateralization JLB Deposit remain outstanding for more than 2 Business Days, and (2) if on at the end of any Business Day the Borrower shall fail to repay all Collateralization JLB Deposits then outstanding, the Borrower shall repay all outstanding Collateralization JLB Deposits at the close of business on the next succeeding Business Day.

(3) The following Investments in JLB Service Bank (such Investments are in addition to the JLB Deposits described in, and permitted under, clause (vii) of Section 8.2.1):

(a) an initial capital contribution by the Borrower in JLB Service Bank (which is in the amount of $2,000,000);

(b) a deposit in the amount of $500,000;

(c) a Letter of Credit issued under this Agreement in an amount not to exceed $10,000,000 naming JLB Service Bank as the beneficiary thereof (the “JLB Letter of Credit”) in satisfaction of the obligation of the Borrower under Section 3(A)(i) of the Capital and Liquidity Agreement to do the following: “maintain a liquidity reserve deposit . . . of $10 million in cash or unencumbered securities acceptable to the FDIC” with an unaffiliated FDIC-insured depository institution to meet any credit card funding obligations of the Applicant”.

(d) Capital and Liquidity Agreement Payments, subject to the provisions of Section 8.1.15 [Payments Under the Capital and Liquidity Agreement].

Section 9.1.11—Event of Default Related to JLB Service Bank.

Capital Adequacy. The capital ratios of JLB Service Bank shall at any time fall below the “Minimum Capital Ratios” or the “Revised Capital Ratios” as such terms are defined in Sections 2(A) and (B) of the Capital and Liquidity Agreement.